Exhibit 10.20

Merrill Lynch	Global Wealth Management Merrill Lynch Commercial Finance Corp. 222 North LaSalle Street 17th Floor Chicago, Illinois 60601 (312) 499-3385 FAX: (312) 546-4240 June 16, 2008

Coffee Holding Co., Inc.

4401 First Avenue

Brooklyn, NY 11232

Re: Amendment to Loan Documents

Ladies & Gentlemen:

Merrill Lynch Commercial Finance Corp. (“MLCFC”) is the assignee of the interest of Merrill Lynch Business Financial Services Inc. (“MLBFS”) with respect to all loans to Coffee Holding Co., Inc. (“Customer”).  This letter (“Letter Agreement”) confirms the agreement of MLCFC and Customer with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT between MLBFS and Customer including any previous amendments and extensions thereof (the “Loan Agreement”), and (ii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS (each a “Guarantor”) in connection therewith (the “Additional Agreements”).  For purposes of this Letter Agreement, the Loan Agreement and Additional Agreements are collectively referred to as the “Loan Documents”.  Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents; provided that, all references to MLBFS contained in the Loan Documents shall now be deemed references to MLCFC, and the Loan Documents are hereby amended in all respects to effectuate such change.

Subject to the terms hereof, effective as of the “Effective Date” (as defined below), the Loan Documents are hereby amended as follows:

(a)

The following covenants are hereby amended and restated as follows:

Fixed Charge Coverage Ratio.  For the three month period ended July 31, 2008, the six month period ended October 31, 2008, the nine month period ended January 31, 2009 and the twelve month period ended April 30, 2009, and for each quarterly period thereafter as determined on a trailing 12-month basis the Customer’s “Fixed Charge Coverage Ratio” shall at all times exceed 1.25 to1.

For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other similar non-cash chargers, minus any internally financed capital expenditures, to (b) the sum of (i) any dividends and other distributions paid or payable to shareholders, any taxes paid in cash, any interest expense, plus (ii) the aggregate principal scheduled to be paid or accrued and the aggregate rental under capital leases schedule to be paid or accrued; as all determined for three (July 31, 2008) six (October 31, 2008), nine (January 31, 2009) or twelve month period (beginning April 30, 2009, and at all times thereafter) as set forth in Customer’s regular quarterly financial statements prepared in accordance with GAAP.

Total Debt to EBITDA.  For the three month period ended July 31, 2008, the six month period ended October 31, 2008, the nine month period ended January 31, 2009, and the twelve month period ended April 30, 2009, and for each quarterly period thereafter as determined on a trailing 12-month basis the Customer’s “Total Debt to EBITDA Ratio” shall not at any time exceed 3.0 to 1.

For purposes hereof, through April 30, 2009, “Total Debt to EBITDA Ratio” shall mean the ratio of (a) all debt for borrowed money including all outstanding and unused availability under any revolving credit facility, and including debt to MLCFC, to (b) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges; all as determined on an annualized 12-month basis as set forth in Customer’s regular quarterly financial statements prepared in accordance with GAAP.  Beginning April 30, 2009 and thereafter “Total Debt to EBITDA Ratio” shall mean the ratio of (a) all debt for borrowed money including all outstanding an unused availability under any revolving credit facility, and including debt to MLCFC, to (b) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges; all as determined on a trailing 12-month basis as set forth in Customer’s regular quarterly financial statements prepared in accordance with GAAP.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

By their execution of this Letter Agreement, the below-named Guarantors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantors acknowledge, warrant and agree, as a primary inducement to MLCFC to enter into this Agreement, that : (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof: (c) neither Customer nor any of said Guarantors have any claim against MLBFS or MLCFC or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor any of said Guarantors have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Event of Default, or event  which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer and the Guarantors shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLCFC shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer and the Guarantors do not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLCFC) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLCFC, be void.

Very truly yours, Merrill Lynch Commercial Finance Corp.

	By:	/s/ Luljeta Balidemic
Luljeta Balidemic Loan Coordinator

Accepted:	Coffee Holding Co., Inc.

	By:	/s/ Andrew Gordon
Andrew Gordon President/CEO
Approved:

	By:	/s/ Andrew Gordon
Andrew Gordon

	By:	/s/ David Gordon
David Gordon